Exhibit 5.1
                                                                    -----------


                                                       July 15, 2003

Hartmarx Corporation
101 North Wacker Drive
Chicago, Illinois 60606

Gentlemen:

     As Senior Vice President, General Counsel and Secretary of Hartmarx Corporation, a Delaware corporation (the "Company"), I have participated with the Company and its officers in the preparation for filing with the Securities and Exchange Commission (the "SEC") of the Registration Statement on Form S-8 (the "Registration Statement") covering 4,792,933 shares of the Company's common stock, par value $2.50 per share (the "Shares"), and the stock purchase rights (the "Rights") attached to the Shares, for offering pursuant to the Company's 2003 Incentive Stock Plan (the "Plan").

     In connection with the filing of this Registration Statement, the rules and regulations of the SEC require my opinion as Senior Vice President, General Counsel and Secretary of the Company, on the matters set forth below.

     In rendering this opinion, I have examined and relied upon originals or copies, certified or otherwise, of

     (i) the Restated Certificate of Incorporation and Bylaws of the Company, each as amended to date,

     (ii) the Amended and Restated Rights Agreement, dated as of April 13, 2000, by and between the Company and First Chicago Trust Company of New York, as Rights Agent, as amended by that certain First Amendment to Amended and Restated Rights Agreement dated as of December 6, 2001, by and between the Company and First Chicago Trust Company of New York, as Rights Agent,

     (iii)  the Plan,

     (iv)   the Registration Statement and

     (v) such other originals or copies of documents, records and instruments, including minutes of meetings of the Board of Directors of the Company and the stockholders of the Company, as I have deemed necessary or appropriate for the purposes of rendering this opinion.

     In my examination, I have assumed the genuineness of all signatures on, and the authenticity of, all documents purporting to be originals and the conformity to originals of all copies of documents.

     I am admitted to the practice of law in the State of Illinois, and I express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware and the Federal laws of the United States of America, but only to the extent specifically referred to herein.

     Based upon the foregoing, relying on the statements of facts contained in the documents examined, and in my capacity as Senior Vice President, General Counsel and Secretary of the Company, it is my opinion that:

     (1)    the Shares are duly authorized for issue; and

     (2) the Shares, when issued in accordance with the provisions of the Plan, and the Rights attached to the Shares will be legally issued, fully paid and non-assessable.

     I hereby consent to the use of my name in the Registration Statement and to the filing of this opinion with the SEC as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        /s/ Taras R. Proczko
                                        Taras R. Proczko, Senior Vice President,
                                        General Counsel and Secretary